Exhibit 11


COMPUTATION OF NET INCOME PER COMMON SHARE

GENOVESE DRUG STORES, INC.


                                                        Fiscal Year Ended
                                             ---------------------------------------
                                             February 3,   January 28,   January 29,
                                                1995         1994          1993
                                             -----------   -----------   -----------
Primary:
  Weighted average shares
   outstanding (A)                           10,053,742    10,045,066    10,009,374
  Equivalent shares--dilutive
   stock options--based on
   Treasury stock method using
   average market price                          (B)           (B)           (B)
                                             ----------    ----------    ----------
                                             10,053,742    10,045,066    10,009,374
                                             ----------    ----------    ----------

Net income                                   $9,212,000    $8,306,000    $7,261,000
                                             ----------    ----------    ----------

Net income per common share (A)                 $.92          $.83          $.73
                                                ====          ====          ====




(A) Adjusted, where appropriate, to reflect the effect of the 10 percent stock dividends distributed in fiscal 1993, fiscal 1994 and fiscal 1995.


(B) The effect of equivalent shares of dilutive stock options is not significant to net income per common share.


There is no significant difference between primary and fully diluted net income per common share.